Exhibit 99.1

Cape Bancorp, Inc. Announces Loan Purchase and Cash Dividend

CAPE MAY COURT HOUSE, N.J., April 28, 2015 (GLOBE NEWSWIRE) — Cape Bancorp, Inc. (the “Company”) (Nasdaq:CBNJ), the holding company for Cape Bank, today announced that Cape Bank has entered into a definitive agreement to purchase approximately $102.0 million of Philadelphia metropolitan area based commercial loans and loan commitments from a financial institution. The composition of loans includes commercial real estate loans, commercial and industrial loans, as well as lines of credit, which have interest rate structures that are either fixed or variable. The aggregate yield on the purchased loans is 3.94% with a weighted average maturity of 6.5 years and was purchased at a price of 102 percent of unpaid principal balance. Funding for this purchase will be sourced from the investment portfolio which is estimated to result in a 200 basis point increase in yield. This purchase supports Cape Bancorp’s continued westward expansion into the Philadelphia metropolitan markets.

Cape Bancorp also announced today that its Board of Directors declared a cash dividend of $0.06 per common share on April 27, 2015. The dividend is expected to be paid out on or about May 26, 2015 to stockholders of record as of the close of business on May 11, 2015.

ABOUT CAPE BANCORP, INC.

Cape Bancorp, Inc., with total assets of $1.1 billion at March 31, 2015, is the parent company of Cape Bank, a New Jersey chartered savings bank providing a complete line of business and personal banking products through its fourteen full service offices located throughout Atlantic and Cape May counties in Southern New Jersey, one drive-up teller/ATM operation in Atlantic County, three market development offices (“MDOs”) located in Burlington, Cape May and Atlantic Counties in New Jersey, and two MDOs in Pennsylvania servicing the five county Philadelphia market located in Radnor, Delaware County and in Philadelphia (opened in Center City in January 2015). Cape Bancorp, Inc. can be contacted at (609) 465-5600 or 225 North Main Street, Cape May Court House, New Jersey. To learn more about the Company, please visit www.capebanknj.com.

FORWARD LOOKING STATEMENTS

This press release discusses primarily historical information. However, certain statements contained herein are "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward looking statements may be identified by reference to a future period or periods, or by the use of forward looking terminology, such as "may," "will," "believe," "expect," "estimate," "anticipate," "continue," or similar terms or variations on those terms, or the negative of those terms. Forward looking statements are subject to numerous risks, as described in our SEC filings, and uncertainties, including, but not limited to, those related to the economic environment, particularly in the market areas in which the Company operated, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.

The Company wishes to caution readers not to place undue reliance on any such forward looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the results of any revisions, which may be made to any forward looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

For further information contact Michael D. Devlin, President and Chief Executive Officer or Guy Hackney, Chief Financial Officer, Cape Bancorp: (609) 465-5600.